EXHIBIT 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 26, 2010 (except for Note D, as to which the date is September 2, 2010), with respect to the consolidated financial statements and internal control over financial reporting (which report expressed an adverse opinion) of First Chester County Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

September 2, 2010